 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-141526, 333-121922, 333-112679, 333-83504) on Form S-8 of Composite Technology Corporation of our reports dated December 13, 2007 relating to our audits of the consolidated financial statements (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Composite Technology Corporation for the year ended September 30, 2007.

Our report dated December 13, 2007, on the effectiveness of internal control over financial reporting as of September 30, 2007, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Singer Lewak Greenbaum and Goldstein LLP
Irvine, California
December 14, 2007